Exhibit 99.2

NEWS RELEASE

Comdisco Announces Final Supplemental Distribution
From Disputed Claims Reserve

Rosemont, IL- August 14, 2008 - Comdisco Holding Company, Inc. (OTC: CDCO.OB) today announced that in accordance with its plan of reorganization, it would make a supplemental distribution in the approximate amount of $1 million dollars (including interest and dividends earned on the funds and the shares in the Disputed Claims Reserve) to its general unsecured creditors with allowed claims.  This distribution will be the final distribution from the Disputed Claims Reserve as all Disputed Claims have been resolved and the Disputed Claims Reserve is no longer required by Comdisco’s plan of reorganization.

About Comdisco
Comdisco emerged from chapter 11 bankruptcy proceedings on August 12, 2002. The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation.  Pursuant to Comdisco’s plan of reorganization and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with its limited business purpose.  Accordingly, within the next few years, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan.  At that point, the company will cease operations and no further distributions will be made.  The company filed on August 12, 2004 a Certificate of Dissolution with the Secretary of State of the State of Delaware to formally extinguish Comdisco Holding Company, Inc.’s corporate existence with the State of Delaware except for the purpose of completing the wind-down contemplated by the Plan.

Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco.  They reflect the company’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements.  The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words and phrases ''expect,'' ''estimate,'' and ''anticipate'' and similar expressions identify forward-looking statements.  Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company’s SEC reports, including, but not limited to, the reports on Form 10-K for the fiscal year ended September 30, 2007 and Form 10-Q for the fiscal quarters ended December 31, 2007, March 31, 2008 and June 30, 2008 respectively.  Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
Mary Moster
312-565-3900
mcmoster@comdisco.com